Exhibit 99.1

Investor Relations
Heather Hille
Director, Investor Relations
(952) 887-8923, heather.hille@toro.com

Media Relations
Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com

For Immediate Release

Dr. Michael G. Vale To Join The Toro Company Board of Directors

BLOOMINGTON, Minn. (December 5, 2017) - The Toro Company (NYSE: TTC) today announced that Michael G. Vale, Ph.D., will join its board of directors on January 1, 2018. The addition of Dr. Vale will bring the Toro board to 11 members.

Vale, 51, currently serves as the executive vice president, Health Care Business Group of 3M Company (NYSE: MMM), a global diversified technology company based in St. Paul, Minnesota. He has served as executive vice president, Health Care Business Group of 3M Company since July 2016. Previously, he served as 3M Company’s executive vice president, Consumer Business Group from August 2011 to July 2016. Vale joined 3M Company in 1992 and has served in a variety of domestic and international roles, including product development engineer, manufacturing director, managing director of 3M Spain and managing director of 3M Brazil.

“We are pleased to welcome Mike to The Toro Company board of directors. His extensive background and global business experience will bring fresh insight to the enterprise,” said Richard M. Olson, Toro's chairman, president and chief executive officer. "Mike’s demonstrated leadership and expertise will prove valuable as we continue to focus on providing innovative solutions to the customers we serve around the world.”

Vale holds a bachelor’s degree in chemistry from Yale University and a Ph.D. in chemistry from M.I.T.

About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment including turf, snow and ground engaging equipment, and irrigation and outdoor lighting solutions. With sales of $2.4 billion in fiscal 2016, Toro’s global presence extends to more than 90 countries. Through constant innovation and caring relationships built on trust and integrity, Toro and its family of brands have built a legacy of excellence by helping customers care for golf courses, landscapes, sports fields, public green spaces, commercial and residential properties and agricultural fields. More information is available at www.thetorocompany.com.

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